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                                                                   Exhibit 99.3
Bravo! Foods International Corp.                          FOR IMMEDIATE RELEASE
11300 U.S. Highway 1, Suite  202
North Palm Beach, FL 33408
(561) 625-1411

Company Contact                                   Investor Relations Contact:
Jeffrey J. Kaplan, Chief Financial Officer        Integrated Corporate Relations
(561) 625-1411                                    Kathleen Heaney (203) 803-3585

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                 Bravo! Foods International Announces Amendment
                   to $30 million Convertible Note Financing

North Palm Beach, FL. September 5, 2006. - Bravo! Foods International Corp. (OTC: BRVOE.OB ), a brand development and marketing company that promotes and distributes vitamin- fortified, flavored milks, announced today that the five institutional holders of its Senior Convertible Notes who are parties to the Securities Purchase Agreement, dated as of July 26, 2006, agreed to release the Company from the events of default under the Senior Convertible Notes that occurred as a result the Company's non-filing of its Form 10-QSB for the quarterly period ended June 30, 2006.

On August 31, 2006, the Company entered into Amendment Agreements with all of the holders of the Senior Convertible Notes, pursuant to which the Company will issue Amended and Restated Notes in exchange for $15 million of the Senior Convertible Notes. The Amended and Restated Notes provide that, for the period
(a) from the earlier of (i) October 10, 2006 and (ii) the date the approval of the Company's stockholders to increase the Company's authorized common stock from 300,000,000 to 500,000,000 shares is obtained (b) through December 15, 2006, the holders may require the Company to redeem any portion of the Amended and Restated Notes in cash at a price equal to 125% of the amount redeemed. The Amended and Restated Notes also provide that during the period between November 15, 2006 and December 15, 2006, provided the Company meets certain
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conditions, the Company may request the holders to require that the Company redeem any portion of the Amended and Restated Notes. In the event that a holder exercises its right to redeem pursuant to a Company request or fails to comply with a Company request for redemption, the holder's right to any subsequent redemptions at the holder's request shall terminate. The holders, pursuant to the Amended and Restated Notes, agree that upon such holder's delivery of an optional redemption request, such holder will waive certain debt and equity restrictions applicable to the Company pursuant to the financing documentation in connection with the Securities Purchase Agreement, dated as of July 26, 2006. The Amended and Restated Notes also provide that the conversion price applicable to such Amended and Restated Notes has been reduced from $0.70 to $0.51.

Additional information can be found on form 8-K filed September 5, 2006

About the Company

Bravo! Foods International Corp. develops, brands, markets, distributes and sells nutritious, flavored milk products throughout the 50 United States, Great Britain and various Middle Eastern countries. Bravo!'s products are available in the United States and internationally through production agreements with regional aseptic milk processors and are currently sold under the brand names Slammers(R) and Bravo!(TM). Bravo!'s Slammers(R) products are available nationwide in popular chains such as: 7-Eleven, A&P, Dutch Farms, Giant Food Stores, Jewel, Kings , Pathmark, Safeway, Sam's Club, Shaw's, ShopRite, Speedway, SuperTarget, Unified, Waldbaums and Walgreens.

Many of Bravo! Foods' Slammers(R) lines of shelf-stable, single-serve milk drinks are co-branded through exclusive partnerships with Masterfoods, a division of Mars Incorporated, and MD Enterprises (Moon Pie(R)), providing superior name recognition packaged with quality, great-tasting drinks.

On November 1, 2005, Coca-Cola Enterprises, Inc. began distribution of the Slammers(R) Masterfoods line, as well as the Bravo!'s Slim Slammers(R) and Pro Slammers(TM) products, under a Master Distribution Agreement with Bravo!

For more information, visit: http://www.bravobrands.com.

Forward Looking Statements

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties as may be detailed in the Company's filings with the Securities and Exchange Commission.